UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): February 24, 2010

CHINA CLEAN ENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50494	87-0700927
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fulu Industrial District Long Tian Town Fuqing City, Fujian Province People’s Republic of China	350315
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (347) 235-0258

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 24, 2010, Fujian Zhongde Energy Co. Ltd. (“Energy Co.”), a wholly owned subsidiary of China Clean Energy Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Fujian Haixia Bank Co., Ltd., formerly Fuzhou City Commercial Bank Co., Ltd. (the “Bank”).

Pursuant to the Loan Agreement, Energy Co. borrowed RMB 33 million, or approximately $4.8 million, (the “Loan”) at an annual interest rate of 5.94% (the “Base Rate”) and the proceeds from the Loan shall be used for working capital.  Energy Co. must repay RMB 5 million by February 24, 2011 and RMB 28 million by January 5, 2012. Repayment is secured by, among other things, the land of Energy Co. and the land, bank accounts and real property of Fujian Zhongde Technology Co., Ltd., a wholly owned subsidiary of the Company.  Tai-Ming Ou, the Company’s chief executive officer, has personally guaranteed Energy Co.’s obligations under the Loan.   Energy Co. shall be subject to a penalty interest rate that is 30% greater than the Base Rate in the event it does not timely repay the Loan and 80% greater than the Base Rate in the event that it does not use the proceeds from the Loan as specified in the Loan Agreement.

Item 8.01.     Other Events.

On March 12, 2010, the Company issued a press release announcing the Loan Agreement.  The press release is attached hereto as Exhibit 99.1 of this Current Report and is incorporated by reference into this Item 8.01.

Item 9.01.    Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description

10.1	Loan Agreement, dated February 24, 2010, by and between Fujian Zhongde Energy Co., Ltd. and Fujian Haixia Bank Co., Ltd.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA CLEAN ENERGY INC.

Dated: March 12, 2010	By: /s/ Tai-ming Ou
Name: Tai-ming Ou
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated February 24, 2010, by and between Fujian Zhongde Energy Co., Ltd. and Fujian Haixia Bank Co., Ltd.

99.1	Press Release